Exhibit 99.1
Post Holdings Reports Results for the Third Quarter of Fiscal Year 2024; Raises Fiscal Year 2024 Outlook
St. Louis - August 1, 2024 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the third fiscal quarter ended June 30, 2024.
Highlights:
•Third quarter net sales of $1.9 billion
•Operating profit of $203.2 million; net earnings of $99.8 million and Adjusted EBITDA (non-GAAP)* of $350.2 million
•Raised fiscal year 2024 Adjusted EBITDA (non-GAAP)* outlook to $1,370-$1,390 million
*For additional information regarding non-GAAP measures, such as Adjusted EBITDA, Adjusted net earnings, Adjusted diluted earnings per common share and segment Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” below.
Basis of Presentation
On April 28, 2023, Post completed its acquisition of a portion of The J. M. Smucker Company’s (“Smucker”) pet food business (“Pet Food”), the results of which are included in the Post Consumer Brands segment. On December 1, 2023, Post completed its acquisition of substantially all of the assets of Perfection Pet Foods, LLC (“Perfection”), the results of which are also included in the Post Consumer Brands segment. On December 1, 2023, Post completed its acquisition of Deeside Cereals I Ltd (“Deeside”), the results of which are included in the Weetabix segment.
Third Quarter Consolidated Operating Results
Net sales were $1,947.7 million, an increase of 4.7%, or $88.3 million, compared to $1,859.4 million in the prior year period. Net sales included $436.4 million and $275.3 million in the third quarter of 2024 and 2023, respectively, in net sales from acquisitions completed in fiscal years 2024 and 2023. Excluding the benefit from acquisitions in the current and prior year periods, net sales declined in Post Consumer Brands (driven by volume declines in branded and non-retail cereal), Weetabix (driven by declines in branded products), Foodservice (driven by the reduction of avian influenza pricing and the pass-through of lower grain and egg market prices) and Refrigerated Retail (driven by lower net pricing). Gross profit was $577.3 million, or 29.6% of net sales, an increase of 15.1%, or $75.7 million, compared to $501.6 million, or 27.0% of net sales, in the prior year period.
Selling, general and administrative (“SG&A”) expenses were $324.5 million, or 16.7% of net sales, an increase of 7.8%, or $23.6 million, compared to $300.9 million, or 16.2% of net sales, in the prior year period. The increase was primarily driven by the inclusion of Pet Food. Operating profit was $203.2 million, an increase of 28.4%, or $44.9 million, compared to $158.3 million in the prior year period.
Net earnings were $99.8 million, an increase of 11.4%, or $10.2 million, compared to $89.6 million in the prior year period. Net earnings included the following:

	Three Months Ended June 30,
(in millions)	2024	2023
Gain on extinguishment of debt, net (1)	$(1.8)	$(6.4)
Income on swaps, net (1)	(3.1)	(17.1)
Net earnings attributable to noncontrolling interests (2)	0.1	8.7
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Prior year results primarily reflected the allocation of 69.0% of Post Holdings Partnering Corporation’s (“PHPC”) consolidated net earnings to noncontrolling interests prior to the dissolution of PHPC (the “PHPC Dissolution”).

Diluted earnings per common share were $1.53, compared to $1.38 in the prior year period. Adjusted net earnings (non-GAAP)* were $103.1 million, compared to $104.0 million in the prior year period. Adjusted diluted earnings per common share (non-GAAP)* were $1.54, compared to $1.52 in the prior year period.
Adjusted EBITDA was $350.2 million, an increase of 3.5%, or $12.0 million, compared to $338.2 million in the prior year period.
Nine Month Consolidated Operating Results
Net sales were $5,912.6 million, an increase of 17.2%, or $867.0 million, compared to $5,045.6 million in the prior year period. Gross profit was $1,729.5 million, or 29.3% of net sales, an increase of 30.0%, or $399.2 million, compared to $1,330.3 million, or 26.4% of net sales, in the prior year period.
SG&A expenses were $988.7 million, or 16.7% of net sales, an increase of 28.6%, or $219.8 million, compared to $768.9 million, or 15.2% of net sales, in the prior year period. SG&A expenses in the nine months ended June 30, 2024 included $26.5 million of integration costs, which were primarily related to the Pet Food acquisition and were treated as adjustments for non-GAAP measures, and $8.6 million of restructuring and facility closure costs, which were primarily related to the scheduled closing of Post’s cereal manufacturing facility in Lancaster, Ohio and were treated as adjustments for non-GAAP measures. Operating profit was $602.6 million, an increase of 35.1%, or $156.7 million, compared to $445.9 million in the prior year period.
Net earnings were $285.1 million, an increase of 21.0%, or $49.5 million, compared to $235.6 million in the prior year period. Net earnings included the following:

	Nine Months Ended June 30,
(in millions)	2024	2023
Gain on extinguishment of debt, net (1)	$(4.6)	$(21.2)
Expense (income) on swaps, net (1)	4.7	(20.4)
Net earnings attributable to noncontrolling interests (2)	0.2	11.8
(1) Discussed later in this release and were treated as adjustments for non-GAAP measures.
(2) Prior year results primarily reflected the allocation of 69.0% of PHPC’s consolidated net earnings to noncontrolling interests prior to the PHPC Dissolution.
Diluted earnings per common share were $4.36, compared to $3.82 in the prior year period. Adjusted net earnings were $318.6 million, compared to $247.2 million in the prior year period. Adjusted diluted earnings per common share were $4.73, compared to $3.71 in the prior year period.
Adjusted EBITDA was $1,054.9 million, an increase of 19.3%, or $170.5 million, compared to $884.4 million in the prior year period.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal, pet food and peanut butter.
For the third quarter, net sales were $1,008.1 million, an increase of 15.7%, or $136.8 million, compared to the prior year period. Net sales included $428.9 million and $275.3 million in the third quarter of 2024 and 2023, respectively, attributable to acquisitions. Excluding the benefit from acquisitions in both periods, volumes decreased 6.0%, primarily driven by declines in branded and non-retail cereal. Segment profit was $128.6 million, an increase of 54.9%, or $45.6 million, compared to the prior year period. Segment Adjusted EBITDA (non-GAAP)* was $193.5 million, an increase of 27.8%, or $42.1 million, compared to the prior year period.
For the nine months ended June 30, 2024, net sales were $3,062.2 million, an increase of 51.2%, or $1,037.1 million, compared to the prior year period. Segment profit was $401.0 million, an increase of 68.6%, or $163.2 million, compared to the prior year period. Segment Adjusted EBITDA was $582.3 million, an increase of 53.8%, or $203.6 million, compared to the prior year period.
Weetabix
Primarily United Kingdom (“U.K.”) RTE cereal, muesli and protein-based shakes.
For the third quarter, net sales were $136.1 million, an increase of 1.4%, or $1.9 million, compared to the prior year period. Net sales included $7.5 million in the third quarter of 2024 attributable to Deeside and reflected a foreign currency exchange rate tailwind of approximately 80 basis points. Excluding the impact of Deeside, volumes decreased 5.6%, primarily driven by decreases in branded products. Segment profit was $24.1 million, an increase of 34.6%, or $6.2 million, compared to the prior year period. Segment Adjusted EBITDA was $34.2 million, an increase of 23.9%, or $6.6 million, compared to the prior year period.
For the nine months ended June 30, 2024, net sales were $403.2 million, an increase of 6.9%, or $26.0 million, compared to the prior year period. Segment profit was $63.2 million, an increase of 7.5%, or $4.4 million, compared to the prior year period. Segment Adjusted EBITDA was $92.6 million, an increase of 8.6%, or $7.3 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the third quarter, net sales were $589.1 million, a decrease of 5.4%, or $33.6 million, compared to the prior year period. Volumes increased 1.5%, reflecting increases due to distribution gains in both eggs and potatoes. Segment profit was $89.6 million, a decrease of 16.8%, or $18.1 million, compared to the prior year period. Segment Adjusted EBITDA was $120.4 million, a decrease of 16.7%, or $24.1 million, compared to the prior year period.
For the nine months ended June 30, 2024, net sales were $1,711.0 million, a decrease of 7.8%, or $145.4 million, compared to the prior year period. Segment profit was $229.8 million, a decrease of 13.3%, or $35.1 million, compared to the prior year period. Segment Adjusted EBITDA was $327.9 million, a decrease of 9.8%, or $35.6 million, compared to the prior year period.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the third quarter, net sales were $214.4 million, a decrease of 7.1%, or $16.3 million, compared to the prior year period. Volumes decreased 0.5%, as growth in side dishes was offset by distribution losses in lower margin egg products. Volume information by product is disclosed in a table presented later in this release. Segment profit was $5.1 million, a decrease of 71.7%, or $12.9 million, compared to the prior year period. Segment Adjusted EBITDA was $23.3 million, a decrease of 37.2%, or $13.8 million, compared to the prior year period.
For the nine months ended June 30, 2024, net sales were $735.7 million, a decrease of 6.4%, or $50.7 million, compared to the prior year period. Segment profit was $63.1 million, an increase of 10.3%, or $5.9 million, compared to the prior year period. Segment Adjusted EBITDA was $117.4 million, an increase of 0.7%, or $0.8 million, compared to the prior year period.
Interest, Gain on Extinguishment of Debt, (Income) Expense on Swaps and Income Tax
Interest expense, net was $78.8 million in the third quarter of 2024, compared to $72.7 million in the third quarter of 2023. Interest expense, net was $236.9 million in the nine months ended June 30, 2024, compared to $202.4 million in the prior year period. The increase in interest expense, net in the nine months ended June 30, 2024 was primarily driven by higher average outstanding principal amounts of debt, a higher weighted-average interest rate and lower interest income compared to the prior year period.
Gain on extinguishment of debt, net of $1.8 million and $4.6 million was recorded in the three and nine months ended June 30, 2024, respectively. Gain on extinguishment of debt, net of $6.4 million and $21.2 million was recorded in the three and nine months ended June 30, 2023, respectively, primarily in connection with Post’s partial repurchase of its 4.50% senior notes due September 2031 and 4.625% senior notes due April 2030.
(Income) expense on swaps, net relates to mark-to-market adjustments on interest rate swaps. Income on swaps, net was $3.1 million in the third quarter of 2024, compared to $17.1 million in the prior year period. Expense on swaps, net was $4.7 million in the nine months ended June 30, 2024, compared to income of $20.4 million in the prior year period.
Income tax expense was $31.7 million in the third quarter of 2024, an effective income tax rate of 24.1%, compared to $26.8 million in the third quarter of 2023, an effective income tax rate of 21.4%. Income tax expense was $88.8 million in the nine months ended June 30, 2024, an effective income tax rate of 23.7%, compared to $70.4 million in the prior year period, an effective income tax rate of 22.1%.
Share Repurchases and New Share Repurchase Authorization
During the third quarter of 2024, Post repurchased 2.0 million shares of its common stock for $207.9 million at an average price of $104.18 per share. During the nine months ended June 30, 2024, Post repurchased 2.5 million shares for $252.7 million at an average price of $100.71 per share. Subsequent to the end of the third quarter of 2024 through July 31, 2024, Post repurchased 0.3 million shares for $36.4 million at an average price of $105.43 per share. On July 30, 2024, Post’s Board of Directors approved a new $500 million share repurchase authorization. Share repurchases under the new authorization may begin on August 5, 2024. As of July 31, 2024, Post had $147.7 million remaining under its existing $400 million share repurchase authorization, which became effective on February 5, 2024 and will be cancelled effective August 4, 2024.
Repurchases may be made from time to time in the open market, in private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. Any shares repurchased would be held as treasury stock. The authorization does not, however, obligate Post to acquire any particular number of shares, and repurchases may be suspended or terminated at any time at Post’s discretion.
Outlook
For fiscal year 2024, Post management has raised its guidance range for Adjusted EBITDA to $1,370-$1,390 million from $1,335-$1,375 million. Post management expects fiscal year 2024 capital expenditures to range between $420-$445 million, which includes Foodservice investment in the expansion of the Norwalk, Iowa precooked egg facility and the start of the Phase II expansion of the Bloomfield, Nebraska cage-free egg facility, for aggregate expenditures of $100-$110 million. This also includes $90-$100 million for Pet Food quality, safety, capacity, pilot plant and distribution network investments and approximately $20 million related to the scheduled closing of the Lancaster, Ohio cereal manufacturing facility.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, gain/loss on extinguishment of debt, net, integration and transaction costs, mark-to-market adjustments on commodity and foreign exchange hedges and equity securities, equity method investment adjustment and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures.”
Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, August 2, 2024 at 9:00 a.m. ET to discuss financial results for the third quarter of fiscal year 2024 and fiscal year 2024 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, Jeff A. Zadoks, Executive Vice President and Chief Operating Officer, and Matthew J. Mainer, Senior Vice President, Chief Financial Officer and Treasurer, will participate in the call.
Interested parties may join the conference call by dialing (800) 343-4136 in the U.S. and (203) 518-9856 from outside of the U.S. The conference identification number is POSTQ324. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investors section of Post’s website at www.postholdings.com.

A replay of the conference call will be available through Friday, August 9, 2024 by dialing (800) 934-2127 in the U.S. and (402) 220-1139 from outside of the U.S. A webcast replay also will be available for a limited period on Post’s website in the Investors section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the prospective financial information provided in this release, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided in this release is only an estimate of what Post’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2024 and Post’s capital expenditure outlook for fiscal year 2024. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•disruptions or inefficiencies in Post’s supply chain, inflation, labor shortages, public health crises, climatic events, avian influenza and other agricultural diseases and pests, fires and other events beyond Post’s control;
•consumer and customer reaction to Post’s pricing actions;
•changes in economic conditions, financial instability, disruptions in capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;
•volatility in the cost or availability of inputs to Post’s businesses (including raw materials, energy and other supplies and freight);
•Post’s ability to hire and retain talented personnel, leaves of absence of key employees, increases in labor-related costs, employee safety, labor strikes, work stoppages and unionization efforts;
•Post’s reliance on third parties for the manufacture of many of its products;
•Post’s high leverage, its ability to obtain additional financing and service its outstanding debt (including covenants restricting the operation of Post’s businesses) and a potential downgrade in Post’s credit ratings;
•Post’s and its customers’ ability to compete in their respective product categories, including the success of pricing, advertising and promotional programs and the ability to anticipate and respond to changes in consumer and customer preferences and behaviors;
•the success of new product introductions;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals, product liability claims and other related litigation;
•compliance with existing and changing laws and regulations;
•the impact of litigation;
•Post’s ability to successfully integrate Pet Food and the assets from the Perfection acquisition, deliver on the expected financial contribution, cost savings and synergies from these acquisitions and maintain relationships with employees, customers and suppliers for the acquired businesses, while maintaining focus on Post’s pre-acquisition businesses;
•Post’s and Smucker’s ability to comply with certain ancillary agreements associated with the Pet Food acquisition;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions;
•Post’s ability to successfully implement business strategies to reduce costs;
•differences in Post’s actual operating results from any of its guidance regarding its future performance;
•costs, business disruptions and reputational damage associated with cybersecurity incidents, information technology failures or information security breaches;
•impairment in the carrying value of goodwill or other intangibles;
•risks related to the intended tax treatment of Post’s divestitures of its interest in BellRing Brands, Inc. (“BellRing”);
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale of its restaurants business, including certain indemnification obligations and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to license third-party intellectual property;
•risks associated with Post’s international businesses;
•business disruption or other losses from political instability, terrorism, war or armed hostilities or geopolitical tensions;
•changes in critical accounting estimates;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•conflicting interests or the appearance of conflicting interests resulting from any of Post’s directors and officers also serving as directors or officers of other companies; and
•other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission.
These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959
Media Relations
Tara Gray
tara.gray@postholdings.com
(314) 644-7648

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net Sales	$1,947.7	$1,859.4	$5,912.6	$5,045.6
Cost of goods sold	1,370.4	1,357.8	4,183.1	3,715.3
Gross Profit	577.3	501.6	1,729.5	1,330.3
Selling, general and administrative expenses	324.5	300.9	988.7	768.9
Amortization of intangible assets	46.4	42.4	138.5	115.4
Other operating expense (income), net	3.2	—	(0.3)	0.1
Operating Profit	203.2	158.3	602.6	445.9
Interest expense, net	78.8	72.7	236.9	202.4
Gain on extinguishment of debt, net	(1.8)	(6.4)	(4.6)	(21.2)
(Income) expense on swaps, net	(3.1)	(17.1)	4.7	(20.4)
Other income, net	(2.3)	(16.0)	(8.6)	(32.9)
Earnings before Income Taxes and Equity Method Loss	131.6	125.1	374.2	318.0
Income tax expense	31.7	26.8	88.8	70.4
Equity method loss, net of tax	—	—	0.1	0.2
Net Earnings Including Noncontrolling Interests	99.9	98.3	285.3	247.4
Less: Net earnings attributable to noncontrolling interests	0.1	8.7	0.2	11.8
Net Earnings	$99.8	$89.6	$285.1	$235.6

Earnings per Common Share:
Basic	$1.66	$1.49	$4.72	$4.13
Diluted	$1.53	$1.38	$4.36	$3.82
Weighted-Average Common Shares Outstanding:
Basic	60.0	61.6	60.4	59.7
Diluted	67.0	68.5	67.3	66.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2024	September 30, 2023

ASSETS
Current Assets
Cash and cash equivalents	$333.8	$93.3
Restricted cash	10.0	23.9
Receivables, net	536.1	512.4
Inventories	795.0	789.9
Prepaid expenses and other current assets	81.3	59.0
Total Current Assets	1,756.2	1,478.5

Property, net	2,187.7	2,021.4
Goodwill	4,648.7	4,574.4
Other intangible assets, net	3,169.0	3,212.4
Other assets	366.9	360.0
Total Assets	$12,128.5	$11,646.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1.2	$1.1
Accounts payable	392.6	368.8
Other current liabilities	463.4	435.4
Total Current Liabilities	857.2	805.3

Long-term debt	6,397.8	6,039.0
Deferred income taxes	645.9	674.4
Other liabilities	271.8	276.7
Total Liabilities	8,172.7	7,795.4

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	5,312.5	5,288.1
Retained earnings	1,701.6	1,416.5
Accumulated other comprehensive loss	(87.1)	(135.1)
Treasury stock, at cost	(2,982.8)	(2,728.3)
Total Shareholders’ Equity Excluding Noncontrolling Interests	3,945.1	3,842.1
Noncontrolling interests	10.7	9.2
Total Shareholders’ Equity	3,955.8	3,851.3
Total Liabilities and Shareholders’ Equity	$12,128.5	$11,646.7

SELECTED CONDENSED CONSOLIDATED CASH FLOWS
INFORMATION (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2024	2023
Cash provided by (used in):
Operating activities	$696.3	$480.5
Investing activities, including capital expenditures of $290.3 and $201.9	(538.3)	(567.9)
Financing activities	66.7	(279.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.9	3.8
Net increase (decrease) in cash, cash equivalents and restricted cash	$226.6	$(363.3)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Post Consumer Brands	$1,008.1	$871.3	$3,062.2	$2,025.1
Weetabix	136.1	134.2	403.2	377.2
Foodservice	589.1	622.7	1,711.0	1,856.4
Refrigerated Retail	214.4	230.7	735.7	786.4
Eliminations and Corporate	—	0.5	0.5	0.5
Total	$1,947.7	$1,859.4	$5,912.6	$5,045.6
Segment Profit
Post Consumer Brands	$128.6	$83.0	$401.0	$237.8
Weetabix	24.1	17.9	63.2	58.8
Foodservice	89.6	107.7	229.8	264.9
Refrigerated Retail	5.1	18.0	63.1	57.2

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All	(0.5%)
Side dishes	4.7%
Egg	(10.1%)
Cheese	(5.6%)
Sausage	4.6%

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings/loss, Adjusted diluted earnings/loss per common share, Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share
Post believes Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments and cash settlements on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Integration costs and transaction costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post.
c.Debt premiums paid/discounts received, net: Post has excluded payments and other expenses for premiums on debt extinguishment, net of gains realized on debt repurchased at a discount, as such payments are inconsistent in amount and frequency. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items, and the amount and frequency of such adjustments are not consistent.
e.Inventory revaluation adjustment on acquired businesses: Post has excluded the impact of fair value step-up adjustments to inventory in connection with business combinations as such adjustments represent non-cash items, are not consistent in amount and frequency and are significantly impacted by the timing and size of Post’s acquisitions.
f.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities (which includes its prior investment in BellRing) due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Gain on dissolution of PHPC: Post has excluded the impact of a gain on the PHPC Dissolution primarily related to the write-off of costs recorded in connection with the initial public offering. Post believes that this gain does not reflect expected ongoing future income and does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
i.Adjustment to/gain on bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the net assets acquired exceeds the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
j.Costs expected to be indemnified, net: Post has excluded certain costs incurred and expected to be indemnified in connection with damaged assets and gains related to indemnification proceeds received above the carrying value of damaged assets as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
k.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
m.Advisory income: Post has excluded advisory income received from 8th Avenue Food & Provisions, Inc. as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
n.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to PHPC which were attributable to noncontrolling interest prior to the PHPC Dissolution in the calculation of Adjusted net earnings/loss and Adjusted diluted earnings/loss per common share, as Post believes this adjustment contributes to a more meaningful evaluation of Post’s current operating performance.
o.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
p.U.K. tax reform expense: Post has excluded the impact of the income tax expense recorded during fiscal year 2023 which reflected the remeasurement of Post’s U.K. deferred tax assets and liabilities considering a 25% U.K. corporate income tax rate for future periods. Post believes that the expense as reported is not representative of Post’s current income tax position and exclusion of the expense allows for more meaningful comparisons of Post’s operating performance to other periods.
Adjusted EBITDA, segment Adjusted EBITDA, Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results. Post believes that Adjusted EBITDA as a percentage of Net Sales and segment Adjusted EBITDA as a percentage of Net Sales are measures useful to investors in evaluating Post’s operating performance because they allow for meaningful comparison of operating performance across periods.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, integration costs and transaction costs, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, inventory revaluation adjustment on acquired businesses, restructuring and facility closure costs, mark-to-market adjustments on equity securities, gain on dissolution of PHPC, adjustment to/gain on bargain purchase, costs expected to be indemnified, net, provision for legal settlements, gain/loss on sale of business and advisory income. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
q.Non-cash stock-based compensation: Post’s compensation strategy includes the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’

investment interests. Post has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s operating performances to other periods.
r.Gain/loss on extinguishment of debt, net: Post has excluded gains and losses recorded on extinguishment of debt, inclusive of payments for premiums, the write-off of debt issuance costs and tender fees and the write-off of net unamortized debt premiums, net of gains realized on debt repurchased at a discount, as such gains and losses are inconsistent in amount and frequency. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
s.Equity method investment adjustment: Post has included adjustments for its portion of income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s unconsolidated investment accounted for using equity method accounting as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.
t.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of PHPC’s consolidated net earnings/loss prior to the PHPC Dissolution which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of PHPC, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Weetabix’s consolidated investment which is attributable to the noncontrolling owners of Weetabix’s consolidated investment as Post believes these adjustments contribute to a more meaningful evaluation of Post’s current operating performance.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net Earnings	$99.8	$89.6	$285.1	$235.6

Adjustments:
(Income) expense on swaps, net	(3.1)	(17.1)	4.7	(20.4)
Integration costs	12.4	12.1	26.5	19.5
Debt discounts received, net	(1.9)	(6.4)	(3.5)	(23.3)
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(9.5)	9.4	(1.2)	31.6
Inventory revaluation adjustment on acquired businesses	—	12.6	1.0	12.6
Restructuring and facility closure costs, including accelerated depreciation	6.1	3.7	23.2	3.7
Transaction costs	(1.1)	12.0	1.2	14.5
Mark-to-market adjustments on equity securities	—	(1.0)	(1.2)	(12.4)
Gain on dissolution of PHPC	—	(10.5)	—	(10.5)
Adjustment to/(gain) on bargain purchase	0.4	—	(5.8)	—
Costs expected to be indemnified, net	—	—	—	(4.2)
Provision for legal settlements	0.3	—	0.8	2.0
Loss on sale of business	0.8	—	0.8	—
Advisory income	(0.1)	(0.1)	(0.4)	(0.4)
Noncontrolling interest adjustment	—	8.3	—	8.0
Total Net Adjustments	4.3	23.0	46.1	20.7
Income tax effect on adjustments (1)	(1.0)	(8.7)	(12.6)	(9.5)
U.K. tax reform expense	—	0.1	—	0.4
Adjusted Net Earnings	$103.1	$104.0	$318.6	$247.2

(1) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net, gain on dissolution of PHPC and adjustment to/gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain on dissolution of PHPC and adjustment to/gain on bargain purchase was calculated using a rate of 0.0%. In the nine months ended June 30, 2023, mark-to-market adjustments on equity securities contained a gain on investment in BellRing, which was calculated using a rate of 0.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Diluted Earnings per Common Share	$1.53	$1.38	$4.36	$3.82
Adjustment to Diluted Earnings per Common Share for impact of redeemable noncontrolling interest and interest expense, net of tax, related to convertible senior notes (1)	(0.04)	(0.07)	(0.12)	(0.29)

Adjustments:
(Income) expense on swaps, net	(0.05)	(0.25)	0.07	(0.30)
Integration costs	0.19	0.18	0.39	0.29
Debt discounts received, net	(0.03)	(0.09)	(0.05)	(0.35)
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(0.14)	0.14	(0.02)	0.47
Inventory revaluation adjustment on acquired businesses	—	0.18	0.02	0.19
Restructuring and facility closure costs, including accelerated depreciation	0.09	0.05	0.35	0.06
Transaction costs	(0.02)	0.18	0.02	0.22
Mark-to-market adjustments on equity securities	—	(0.02)	(0.02)	(0.19)
Gain on dissolution of PHPC	—	(0.15)	—	(0.16)
Adjustment to/(gain) on bargain purchase	0.01	—	(0.09)	—
Costs expected to be indemnified, net	—	—	—	(0.06)
Provision for legal settlements	—	—	0.01	0.03
Loss on sale of business	0.01	—	0.01	—
Advisory income	—	—	(0.01)	(0.01)
Noncontrolling interest adjustment	—	0.12	—	0.12
Total Net Adjustments	0.06	0.34	0.68	0.31
Income tax effect on adjustments (2)	(0.01)	(0.13)	(0.19)	(0.14)
U.K. tax reform expense	—	—	—	0.01
Adjusted Diluted Earnings per Common Share	$1.54	$1.52	$4.73	$3.71

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represented remeasurements to the redemption value of the redeemable noncontrolling interest prior to the PHPC Dissolution that exceeded fair value) and interest expense, net of tax, associated with Post’s convertible senior notes, both of which were treated as adjustments to income available to common shareholders for diluted earnings per common share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Income tax effect on adjustments was calculated on all items, except income/expense on swaps, net, gain on dissolution of PHPC and adjustment to/gain on bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Income tax effect for gain on dissolution of PHPC and adjustment to/gain on bargain purchase was calculated using a rate of 0.0%. In the nine months ended June 30, 2023, mark-to-market adjustments on equity securities contained a gain on investment in BellRing, which was calculated using a rate of 0.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net Earnings	$99.8	$89.6	$285.1	$235.6
Income tax expense	31.7	26.8	88.8	70.4
Interest expense, net	78.8	72.7	236.9	202.4
Depreciation and amortization	120.7	106.5	352.7	293.3
Non-cash stock-based compensation	21.1	20.0	60.9	57.2
(Income) expense on swaps, net	(3.1)	(17.1)	4.7	(20.4)
Gain on extinguishment of debt, net	(1.8)	(6.4)	(4.6)	(21.2)
Integration costs	12.4	12.1	26.5	19.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	(9.5)	9.4	(1.2)	31.6
Inventory revaluation adjustment on acquired businesses	—	12.6	1.0	12.6
Restructuring and facility closure costs, excluding accelerated depreciation	(0.2)	2.3	8.6	2.3
Transaction costs	(1.1)	12.0	1.2	14.5
Mark-to-market adjustments on equity securities	—	(1.0)	(1.2)	(12.4)
Gain on dissolution of PHPC	—	(10.5)	—	(10.5)
Adjustment to/(gain) on bargain purchase	0.4	—	(5.8)	—
Costs expected to be indemnified, net	—	—	—	(4.2)
Provision for legal settlements	0.3	—	0.8	2.0
Loss on sale of business	0.8	—	0.8	—
Advisory income	(0.1)	(0.1)	(0.4)	(0.4)
Equity method investment adjustment	0.1	0.1	0.3	0.3
Noncontrolling interest adjustment	(0.1)	9.2	(0.2)	11.8
Adjusted EBITDA	$350.2	$338.2	$1,054.9	$884.4
Net Earnings as a percentage of Net Sales	5.1%	4.8%	4.8%	4.7%
Adjusted EBITDA as a percentage of Net Sales	18.0%	18.2%	17.8%	17.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$128.6	$24.1	$89.6	$5.1	$—	$247.4
General corporate expenses and other	—	—	—	—	(41.9)	(41.9)
Other income, net	—	—	—	—	(2.3)	(2.3)
Operating Profit	128.6	24.1	89.6	5.1	(44.2)	203.2
Other income, net	—	—	—	—	2.3	2.3
Depreciation and amortization	52.5	10.2	33.0	17.9	7.1	120.7
Non-cash stock-based compensation	—	—	—	—	21.1	21.1
Integration costs	12.4	—	—	—	—	12.4
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(2.2)	—	(7.3)	(9.5)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	(0.2)	(0.2)
Transaction costs	—	—	—	—	(1.1)	(1.1)
Adjustment to gain on bargain purchase	—	—	—	—	0.4	0.4
Provision for legal settlements	—	—	—	0.3	—	0.3
Loss on sale of business	—	—	—	—	0.8	0.8
Advisory income	—	—	—	—	(0.1)	(0.1)
Equity method investment adjustment	—	0.1	—	—	—	0.1
Noncontrolling interest adjustment	—	(0.2)	—	—	—	(0.2)
Adjusted EBITDA	$193.5	$34.2	$120.4	$23.3	$(21.2)	$350.2
Segment Profit as a percentage of Net Sales	12.8%	17.7%	15.2%	2.4%	—	12.7%
Adjusted EBITDA as a percentage of Net Sales	19.2%	25.1%	20.4%	10.9%	—	18.0%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED JUNE 30, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$83.0	$17.9	$107.7	$18.0	$—	$226.6
General corporate expenses and other	—	—	—	—	(52.3)	(52.3)
Other income, net	—	—	—	—	(16.0)	(16.0)
Operating Profit	83.0	17.9	107.7	18.0	(68.3)	158.3
Other income, net	—	—	—	—	16.0	16.0
Depreciation and amortization	44.1	9.2	31.8	19.1	2.3	106.5
Non-cash stock-based compensation	—	—	—	—	20.0	20.0
Integration costs	11.7	—	—	—	0.4	12.1
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.1)	5.0	—	4.5	9.4
Inventory revaluation adjustment on acquired businesses	12.6	—	—	—	—	12.6
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	2.3	2.3
Transaction costs	—	—	—	—	12.0	12.0
Mark-to-market adjustments on equity securities	—	—	—	—	(1.0)	(1.0)
Gain on dissolution of PHPC	—	—	—	—	(10.5)	(10.5)
Advisory income	—	—	—	—	(0.1)	(0.1)
Equity method investment adjustment	—	0.1	—	—	—	0.1
Noncontrolling interest adjustment	—	0.5	—	—	—	0.5
Adjusted EBITDA	$151.4	$27.6	$144.5	$37.1	$(22.4)	$338.2
Segment Profit as a percentage of Net Sales	9.5%	13.3%	17.3%	7.8%	—	12.2%
Adjusted EBITDA as a percentage of Net Sales	17.4%	20.6%	23.2%	16.1%	—	18.2%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2024
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$401.0	$63.2	$229.8	$63.1	$—	$757.1
General corporate expenses and other	—	—	—	—	(145.9)	(145.9)
Other income, net	—	—	—	—	(8.6)	(8.6)
Operating Profit	401.0	63.2	229.8	63.1	(154.5)	602.6
Other income, net	—	—	—	—	8.6	8.6
Depreciation and amortization	153.7	29.6	98.8	53.5	17.1	352.7
Non-cash stock-based compensation	—	—	—	—	60.9	60.9
Integration costs	26.6	—	—	—	(0.1)	26.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(0.7)	—	(0.5)	(1.2)
Inventory revaluation adjustment on acquired businesses	1.0	—	—	—	—	1.0
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	8.6	8.6
Transaction costs	—	—	—	—	1.2	1.2
Mark-to-market adjustments on equity securities	—	—	—	—	(1.2)	(1.2)
Gain on bargain purchase	—	—	—	—	(5.8)	(5.8)
Provision for legal settlements	—	—	—	0.8	—	0.8
Loss on sale of business	—	—	—	—	0.8	0.8
Advisory income	—	—	—	—	(0.4)	(0.4)
Equity method investment adjustment	—	0.2	—	—	—	0.2
Noncontrolling interest adjustment	—	(0.4)	—	—	—	(0.4)
Adjusted EBITDA	$582.3	$92.6	$327.9	$117.4	$(65.3)	$1,054.9
Segment Profit as a percentage of Net Sales	13.1%	15.7%	13.4%	8.6%	—	12.8%
Adjusted EBITDA as a percentage of Net Sales	19.0%	23.0%	19.2%	16.0%	—	17.8%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
NINE MONTHS ENDED JUNE 30, 2023
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	Corporate/ Other	Total
Segment Profit	$237.8	$58.8	$264.9	$57.2	$—	$618.7
General corporate expenses and other	—	—	—	—	(139.9)	(139.9)
Other income, net	—	—	—	—	(32.9)	(32.9)
Operating Profit	237.8	58.8	264.9	57.2	(172.8)	445.9
Other income, net	—	—	—	—	32.9	32.9
Depreciation and amortization	109.2	26.6	95.5	57.4	4.6	293.3
Non-cash stock-based compensation	—	—	—	—	57.2	57.2
Integration costs	19.1	—	—	—	0.4	19.5
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	(0.2)	7.3	—	24.5	31.6
Inventory revaluation adjustment on acquired businesses	12.6	—	—	—	—	12.6
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	2.3	2.3
Transaction costs	—	—	—	—	14.5	14.5
Mark-to-market adjustments on equity securities	—	—	—	—	(12.4)	(12.4)
Gain on dissolution of PHPC	—	—	—	—	(10.5)	(10.5)
Costs expected to be indemnified, net	—	—	(4.2)	—	—	(4.2)
Provision for legal settlements	—	—	—	2.0	—	2.0
Advisory income	—	—	—	—	(0.4)	(0.4)
Equity method investment adjustment	—	0.1	—	—	—	0.1
Adjusted EBITDA	$378.7	$85.3	$363.5	$116.6	$(59.7)	$884.4
Segment Profit as a percentage of Net Sales	11.7%	15.6%	14.3%	7.3%	—	12.3%
Adjusted EBITDA as a percentage of Net Sales	18.7%	22.6%	19.6%	14.8%	—	17.5%